STAPLES, INC.
                        EXECUTIVE OFFICER INCENTIVE PLAN

PURPOSE:

Staples believes in providing incentives to attract, retain and reward Executive Officers who are responsible for providing leadership to the company in attaining established business objectives.

The purpose of the Executive Officer Incentive Plan is to:

o     Align the interests of Executive Officers with those of our shareholders.

o Maintain a total compensation program which motivates and rewards high levels of performance.

o Recognize and reward efforts and contributions made to the company's success.

ELIGIBILITY:

The Chief Executive Officer and Executive Officers are eligible for participation based on the following criteria:

o     Active employment in an eligible position during the Plan Year;

o Officers who transfer into or out of an eligible position during the Plan Year will receive a prorated incentive award based on the number of weeks employed in an incentive eligible position in the Plan Year;

o Officers who retire or leave employment due to death or permanent disability will receive a prorated incentive award based on the number of weeks of active employment in the Plan Year;

o Officers who are on sick leave in excess of four weeks are not eligible for an incentive award for the duration of the illness unless otherwise approved by the Compensation Committee;

o Officers who terminate for any reason other than permanent disability, death or retirement prior to the end of the Plan Year are not eligible to receive an award for that Plan Year, unless deemed otherwise by the Compensation Committee.

PROVISIONS:

Participants will have an assigned cash bonus award target equal to a specific percentage of salary earned during the Plan Year. For this purpose, salary is defined as the base pay an individual earns during the Plan Year. The percentage of participation for each position is to be determined based on job level and position responsibilities. The maximum that may be paid in any single year to any officer is $2,000,000.


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OPERATION:
All bonus amounts payable shall be based solely upon the achievement of specific performance targets based on one or more of the following criteria:

     o sales
     o earnings per share
     o return on net assets
     o return on equity
     o customer service levels

The specifics of the Plan and the specific performance targets within each of the above criteria will be established within 90 days after the beginning of the respective Plan Year by the Compensation Committee. It is anticipated that the Plan Year shall coincide with the Company's fiscal year.

Incentive compensation will be computed on the results of the operation for the Plan Year. It is the intention that all incentive payments will be paid within 90 days after the respective Plan Year.
      "Earnings per share" shall mean earnings per share as set forth in financial statements as contained in the Company's Form 10-K, adjusted to eliminate any special, one time or extraordinary charge or item unless otherwise determined by the Compensation Committee.
      "Customer Service" shall be the result of customer service surveys and criteria as established for the Company's business units or divisions, weighted based on sales.


GENERAL

Bonus awards are not earned or vested until the end of the Plan Year.

The Compensation Committee of the Board shall be solely responsible for interpreting the provisions of the Plan, including determining to what extent, if any, specific items are to be counted in the relevant award for any officer. Bonus awards shall be paid only after the Compensation Committee certifies in written minutes that the performance targets have been attained for such award but will not exceed the maximum specified award.

The Plan is subject to applicable government and economic controls in effect during its operation and, therefore, payments may be subject to limitations.

The Plan is not considered to be a part of an employment agreement nor an agreement on the part of management of the Company for such employment.

Any exceptions to the Plan must be approved in writing by the Compensation Committee. Staples, Inc. reserves the right at any time prior to the end of the Plan Year to amend, terminate and/or discontinue the Plan in whole or in part whenever it is considered necessary; provided that no amendment shall increase the amount of compensation otherwise payable under the terms of a granted award upon the attainment of a performance goal and that no amendment will be effective without shareholder approval if such approval is required to comply with the provisions of ss.162(m) of the Internal Revenue Code.




                                                                      SPLS-PS-98